EXHIBIT 1.A.(13)(o)
[PRUDENTIAL LOGO]

Insured                                        Rider for Policy No.




                             TERMINATION OF BENEFIT

     We agree that the benefit _________________________, will end as of _______________________. Then all references in this contract to that benefit will no longer apply. The monthly charges for that benefit will not be deductible on or after that date.

                             Rider attached to and made a part of this contract

                             The Prudential Insurance Company of America,


                             By /s/ DOROTHY K. LIGHT
                                    Secretary
ORD 86313--88
                             Date                           Attest


                                     II-200